UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): October 29, 2004 (October 28, 2004)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2004, Federated reached a definitive agreement to acquire the cash management business of Alliance Capital Management L.P. (Alliance). In connection with this acquisition, up to $29 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services will be transitioned into Federated money market funds. The boards of directors at both Federated and Alliance have approved the transaction, but it is still subject to approval by each mutual fund’s shareholders and board of directors/trustees and customary closing considerations. This transaction, which is expected to close in phases occurring between the first and third quarters of 2005, includes upfront cash payments totaling $25 million due at the transaction closing dates as well as contingent purchase price payments payable over five years. The contingent purchase price payments will be calculated as a percentage of revenue less operating expenses directly attributed to these assets. At the current levels, these additional payments would approximate $103 million over five years. Attached hereto as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 28, 2004, Federated Investors, Inc. issued the earnings press release attached hereto as Exhibit 99.2 to report third quarter 2004 results.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated October 28, 2004

Exhibit 99.2 – Earnings press release issued by Federated Investors, Inc. dated October 28, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: October 29, 2004	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Federated Investors, Inc. dated October 28, 2004

99.2	Earnings press release issued by Federated Investors, Inc. dated October 28, 2004